PLS CPA, A PROFESSIONAL CORPORATION t 4725 MERCURY STREET #210 t SAN DIEGO t CALIFORNIA 92111 t t TELEPHONE (858)722-5953 t FAX (858) 761-0341 t FAX (858) 433-2979 t E-MAIL changgpark@gmail.comt

January 13, 2012

To Whom It May Concern:

We consent to the incorporation by reference in the registration statements of Solo International Inc. of our report dated January 13, 2012, with respect to the balance sheets as of September 30, 2011 and 2010, and the related statements of income, cash flows, and shareholders’ deficit for the fiscal years ended September 30, 2011 and 2010, which appears on Form 10-K of Solo International Inc.

Very truly yours,

/s/PLS CPA
____________________________
PLS CPA, A Professional Corp.
San Diego CA, 92111